Exhibit 16.1 Letter on change of certifying accountant

August 9, 2012

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Child, Van Wagoner & Bradshaw, PLLC was previously principal accountant for Farm Lands of Africa, Inc. and reported on the financial statements of the Company for the years ended September 30, 2011 and 2010. On or about August 1, 2012, we changed our accounting practice from Child, Van Wagoner & Bradshaw, PLLC to Anderson Bradshaw PLLC. We have read the Company's statements included under Item 4.01 of its Form 8-K dated August 1, 2012 and agree with such statements.

Very truly yours,

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC